Exhibit 99.1
VNUS Medical Technologies Announces Resignation of VP Marketing and International Sales
SAN JOSE, Calif. – May 30, 2007 – VNUS® Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced the resignation of Dennis Rosenberg, Vice President Marketing and International Sales, to pursue other business opportunities, effective June 11, 2007. VNUS also announced its plan to initiate a search for Mr. Rosenberg’s replacement.
VNUS President and Chief Executive Officer, Brian E. Farley, stated, “We want to thank Dennis Rosenberg for his many contributions to VNUS since joining the company in July 2005.”
ABOUT VNUS MEDICAL TECHNOLOGIES, INC.
VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the VNUS Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
CONTACT:
Brian Farley
President and Chief Executive Officer
Phone: 408-360-7499
ir@vnus.com